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                                                                     Exhibit 5.3

                       [RICHARDS, LAYTON & FINGER, P.A.]

                              September 17, 2001



AGL Capital Trust III
c/o AGL Capital Corporation
817 West Peachtree Street, N.W.
Atlanta, Georgia 30308

          Re:  AGL Capital Trust III
               ---------------------

Ladies and Gentlemen:

          We have acted as special Delaware counsel for AGL Capital Corporation, a Nevada corporation (the "Company"), and AGL Capital Trust III, a Delaware statutory business trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

          For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

          (a) The Certificate of Trust of the Trust, dated August 21, 2001 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on August 21, 2001;

          (b) The Trust Agreement of the Trust, dated as of August 21, 2001, among the Company and the trustees of the Trust named therein;

          (c) The Registration Statement (the "Registration Statement") on Form S-3, including a preliminary prospectus with respect to the Trust (the "Prospectus"), relating to the ____% Trust Preferred Securities of the Trust representing preferred undivided beneficial interests in the assets of the Trust (each, a "Trust Preferred Security" and collectively, the "Trust
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AGL Capital Trust III
September 17, 2001
Page 2

Preferred Securities"), filed by the Company and the Trust with the Securities and Exchange Commission on or about September 17, 2001;

          (d) A form of Amended and Restated Trust Agreement of the Trust to be entered into among the Company, the trustees of the Trust named therein, and the holders from time to time of the undivided beneficial interests in the assets of the Trust (including Annex I and Exhibits A-1 and A-2 thereto) (the "Trust Agreement"); and

          (e) A Certificate of Good Standing for the Trust, dated September 17, 2001, obtained from the Secretary of State.

          Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

          For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs
(a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

          With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

          For purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, formation or organization, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us has duly authorized, executed and delivered
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AGL Capital Trust III
September 17, 2001
Page 3

the documents examined by us, (vi) the receipt by each person to whom a Trust Preferred Security is to be issued by the Trust (collectively, the "Trust Preferred Security Holders") of a certificate evidencing the Trust Preferred Security (a "Trust Preferred Security Certificate") and the payment for the Trust Preferred Security acquired by it, in accordance with the Trust Agreement and as described in the Registration Statement, and (vii) that the Trust Preferred Securities are issued and sold to the Trust Preferred Security Holders in accordance with the Trust Agreement and as described in the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

          This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

          Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1. The Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act, 12 Del. C.
                                                                       -------
'3801, et seq.
       -- ---

          2. The Trust Preferred Securities to be issued to the Trust Preferred Security Holders have been duly authorized by the Trust Agreement and will be duly and validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

          3. The Trust Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Trust Preferred Security Holders may be obligated to make payments as set forth in the Trust Agreement.

          We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required
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AGL Capital Trust III
September 17, 2001
Page 4

under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose.


                               Very truly yours,


                               /s/ Richards, Layton & Finger, P.A.

CDK